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Jon W. Clark

Chief Financial Officer

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Julia M. Rivera

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Reports Fourth Quarter 2011 Financial Results

Fourth Quarter Highlights

❑	For the quarter, generated funds from operations (“FFO”) of $175.5 million, an increase of $179.5 million from FFO of $(4.0) million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was $3.42 for the fourth quarter of 2011 as compared to FFO of $(0.08) in the same quarter of the previous year. For the year, FFO increased to $395.3 million, or $7.75 per diluted common share, from $53.3 million in the previous year, or $1.07 per diluted common share.

❑	For the quarter, net income to common stockholders was $165.6 million, or $3.23 per common diluted share, an increase from net loss of $(955.5) million, or $(19.12) per diluted common share, for the same quarter in the previous year. For the year, net income to common stockholders was $330.3 million, or $6.48 per diluted common share, as compared to net loss of $(968.8) million, or $(19.40) per diluted common share in the previous year.

❑	On September 1, 2011 and December 1, 2011, transferred to KBS Real Estate Investment Trust, Inc. or KBS, or its affiliates, interests in entities owning 317 and 116, respectively, of the 867 Gramercy Realty properties that the Company agreed to transfer pursuant to a collateral transfer and settlement agreement, or the Settlement Agreement. The remaining ownership interests were transferred to KBS by December 15, 2011. The aggregate carrying value for the interests transferred to KBS was approximately $2.63 billion.

❑	Maintained approximately $163.7 million of unrestricted corporate cash at quarter end, as compared to approximately $154.5 million reported in the prior quarter. In addition, as of December 31, 2011, the Company holds an aggregate of $51.4 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs with an aggregate fair value of $38.2 million.

❑	In January 2012, sold a three-building commercial office complex for $34.0 million generating approximately $16.1 million in incremental unrestricted corporate cash.

❑	Robert R. Foley announced that he will be stepping down as Chief Operating Officer and Secretary effective March 16, 2012.

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Summary

NEW YORK, N.Y. – March 15, 2012 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $175.5 million, or $3.42 per diluted common share, and net income available to common stockholders of $165.6 million, or $3.23 per diluted common share for the quarter ended December 31, 2011. The Company also reported FFO of $395.3 million, or $7.75 per diluted common share, and net income available to common stockholders of $330.3 million, or $6.48 per diluted common share for the year ended December 31, 2011. The Company’s results included a gain on extinguishment and settlement of debt of $157.4 million for the quarter ended December 31, 2011, or $3.07 on a fully diluted per common share basis, and $300.9 million for the year ended December 31, 2011, or $5.91 on a fully diluted per common share basis. The Company generated total revenues of $49.5 million during the fourth quarter, an increase of $4.5 million from $45.0 million generated during the same quarter of the previous year. The increase in revenues is primarily attributable to fee revenue generated from the Company’s continued management of transferred assets pursuant to a collateral transfer and settlement, or the Settlement Agreement, on behalf of KBS.

At December 31, 2011, the Company owned commercial real estate with an aggregate book value of approximately $121.1 million, in addition to approximately $1.1 billion of loan investments, $775.8 million of commercial mortgage real estate securities, and $279.5 million in other assets. As of December 31, 2011, approximately 5.4% of the Company’s assets were comprised of commercial property, 47.9% of debt investments, 34.4% of commercial mortgage real estate securities and 12.4% of other assets.

In September 2011, the Company entered into the Settlement Agreement, for an orderly transition of substantially all of Gramercy Realty’s assets to KBS, Gramercy Realty’s senior mezzanine lender, in full satisfaction of Gramercy Realty’s obligations with respect to the Gramercy Realty’s $240.5 million mortgage loan with Goldman Sachs Mortgage Company, or GSMC, Citicorp North America, Inc., or Citicorp, and SL Green Realty Corp., or SL Green, or the Goldman Mortgage Loan, and Gramercy Realty’s $549.7 million senior and junior mezzanine loans with KBS Real Estate Investment Trust, Inc., or KBS, GSMC, Citicorp and SL Green, or the Goldman Mezzanine Loans, in exchange for a mutual release of claims among the Company and the mortgage and mezzanine lenders and, subject to certain termination provisions, the Company’s continued management of the transferred assets on behalf of KBS for a fixed fee plus incentive fees. On September 1, 2011 and December 1, 2011, the Company transferred to KBS or its affiliates, interests in entities owning 317 and 116, respectively, of the 867 Gramercy Realty properties that the Company agreed to transfer pursuant to the Settlement Agreement. The remaining ownership interests were transferred to KBS by December 15, 2011. The aggregate carrying value for the interests transferred to KBS was approximately $2.63 billion. The Company retained a portfolio of 56 buildings comprising 752,816 rentable square feet with an aggregate carrying value of approximately $40.0 million.

During 2010, the Company recorded in continuing operations, impairment charges totaling $912.1 million to reduce the carrying value of 692 properties to estimated fair value. All the impaired properties were part of the Gramercy Realty portfolio and served as collateral for the Goldman Mezzanine Loans. As a result of recording these impairments, the Company’s total stockholders’ equity, or book equity, was negative $493.9 million as of December 31, 2010. Subsequent to the impairment, the liabilities of the impaired properties exceed the carrying value of the assets and accordingly, the subsequent transfer of assets and liabilities pursuant to the Settlement Agreement generated gains on settlement of debt of $285.6 million for the year ended December 31, 2011 and reduced the Company’s negative stockholders’ equity.

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In June 2011, the Company’s Board of Directors established a special committee to direct and oversee an exploration of strategic alternatives available to the Company subsequent to the execution of the Settlement Agreement for Gramercy Realty’s assets. The special committee is considering the feasibility of raising debt or equity capital, the possibility of a strategic combination of the Company, a strategic sale of its assets, or modifying its business plan, including making additional debt repurchases or investing its available capital outside of the Company’s CDOs. At the direction of the special committee, the Company engaged Wells Fargo Securities, LLC to act as its financial advisor to assist in the process.

The Company’s business is organized into two complementary business segments, supported by a corporate balance sheet with a strong liquidity position and, subsequent to the consummation of the Settlement Agreement, no recourse debt obligations.

The Company’s CDO investment and management business, which operates under the name Gramercy Finance, focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate related securities.

The Company’s property management and investment business, which operates under the name Gramercy Realty, focuses on third party property management of, and to a lesser extent, ownership and management of, commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States.

Corporate

As of December 31, 2011, the Company maintained $163.7 million of unrestricted cash as compared to $154.5 million reported as of September 30, 2011. In addition, as of December 31, 2011, the Company held an aggregate of $51.4 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that were available for re-issuance. The aggregate fair value of the repurchased CDO bonds was $38.2 million as of December 31, 2011.

Substantially all of the Company’s cash flow is generated from distributions from its CDOs within its Gramercy Finance division. The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to

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to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of January 2012, the most recent distribution date, the Company’s 2005 CDO and 2006 CDO were in compliance with interest coverage and asset overcollateralization covenants, however the compliance margins, particularly with respect to the 2005 CDO, were narrow and relatively small declines in collateral performance and credit metrics could cause the CDOs to fall out of compliance. The Company’s 2005 CDO failed its overcollateralization test at the October 2011, April 2011 and January 2011 distribution dates and, with a compliance margin of only 0.12% at the January test date, the Company’s 2005 CDO may again fail its overcollateralization test at the April 2012 test date. The Company’s 2007 CDO failed its overcollateralization test beginning with the November 2009 distribution date. The following chart summarizes the CDO compliance tests as of the most recent distribution dates (January 25, 2012 for the Company’s 2005 CDO and 2006 CDO and February 19, 2012 for the Company’s 2007 CDO):

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	117.97%	106.95%	84.11%
Limit	117.85%	105.15%	102.05%
Compliance margin	0.12%	1.80%	-17.94%
Pass/Fail	Pass	Pass	Fail
Interest Coverage (2)
Current	447.36%	672.02%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	314.51%	566.87%	N/A
Pass/Fail	Pass	Pass	N/A

(1)	The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies. For a defaulted security with a CUSIP that is actively traded, the lower of market value or the product of the security’s principal balance multiplied by the asset’s recovery rate as determined by the rating agencies, is used for the overcollateralization ratio.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

In 2011, the Company completed CDO note cancellations aggregating approximately $15.5 million of face value with respect to the 2005 CDO and 2006 CDO in accordance with the operative documents of each CDO. These cancellations were undertaken by contributing junior CDO bonds previously repurchased by the Company to the respective CDO trusts in order to reduce the total outstanding bonds of the 2005 CDO and the 2006 CDO and otherwise improve their compliance with overcollateralization tests.

On March 14, 2012, the 2007 CDO fell below the Class A/B overcollateralization threshold of 89%, which constitutes an event of default under the operative documents for the 2007 CDO. Upon such an event of default, the reinvestment period of the 2007 CDO, which was scheduled to expire in August 2012, immediately ended and the Company may not reinvest restricted cash held by the 2007 CDO during any periods when the event of default is continuing.  An event of default entitles the controlling class to direct the Trustee to accelerate the notes of the 2007 CDO and, depending on the circumstances, force the prompt liquidation of the collateral.  Notwithstanding the foregoing, to the extent the controlling class of senior note holders acts to waive such event of default, the event of default will cease to exist.

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Cash flows generated from the Company’s CDOs to date in 2012 and for the year ended December 31, 2011 are summarized as follows (dollar amounts in thousands):

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees	Distributions	Total

1Q 2012	$2,399	$3,495	$1,027	$9,160	$172	$-	$16,253
Total 2012	$2,399	$3,495	$1,027	$9,160	$172	$-	$16,253

1Q 2011	$434	$-	$1,119	$7,615	$178	$-	$9,346
2Q 2011	-	-	1,124	7,463	173	-	8,761
3Q 2011	-	5,477	1,124	6,634	180	-	13,415
4Q 2011	-	-	1,086	7,816	180	-	9,081
Total 2011	$434	$5,477	$4,452	$29,528	$711	$-	$40,603

Interest expense was $81.6 million for the year ended December 31, 2011 compared to $85.5 million for the year ended December 31, 2010. Interest expense includes costs related to $2.5 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet. The decline in interest expense is primarily attributable to the overall decline of the Company’s outstanding debt obligations in connection with the liabilities transferred and released as part of the Settlement Agreement.

Management, general and administrative expenses were $12.5 million for the quarter ended December 31, 2011, as compared to $9.2 million for the same quarter of the prior year. The increase in management, general and administrative expenses is primarily attributable to professional fees related to loan enforcement costs and legal fees paid on debt investments within the Company’s CDOs. Loan enforcement costs for assets financed in our CDOs are typically reimbursed as servicing advances once the loan is resolved.

Gramercy Finance

Investment income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division. For the quarter ended December 31, 2011, $27.3 million was earned on fixed rate investments and $12.0 million was earned on floating rate investments. For the year ended December 31, 2011, $106.2 million was earned on fixed rate investments and $52.6 million was earned on floating rate investments.

The Company recorded a net provision for loan losses of approximately $48.2 million, or $0.94 per diluted common share, for the year ended December 31, 2011. By comparison, the Company’s provision for loan loss was approximately $84.4 million for the year ended December 31, 2010. The Company’s reserve for loan losses at December 31, 2011 was approximately $244.8 million, or approximately 45.7% of the unpaid principal balance, in connection with 15 separate loans with an aggregate carrying value of approximately $294.1 million. In addition, the Company recorded non-cash impairment charges of approximately $18.4 million for the year ended December 31, 2011, related to CMBS investments deemed to be other-than-temporarily impaired.

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Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs. As of December 31, 2011, debt investments owned by Gramercy Finance had a carrying value of approximately $1.1 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $300.7 million. As of December 31, 2011 CMBS investments are carried at fair value of approximately $775.8 million, net of mark-to-market adjustments, impairments, unamortized fees and discounts of approximately $463.5 million. Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings. Changes in fair value are reflected in the Statement of Stockholders’ Equity and Non-controlling Interests. The Company continues to monitor all of its CMBS investments for other-than-temporary impairments. The fair value adjustment for the Company’s CMBS as of December 31, 2011 was approximately $258.8 million. As of December 31, 2010, a majority of the Company’s CMBS were designated as held to maturity investments and, accordingly, such investments were primarily carried at amortized cost.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $343.9 million for the year ended December 31, 2011. As of December 31, 2011, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, increasing to 82.5% at December 31, 2011, as compared to 77.3% as of September 30, 2011. The weighted average remaining term of Gramercy Finance's debt investment portfolio as of December 31, 2011 was 2.3 years compared to 2.4 years as of September 30, 2011 and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio remained unchanged as of December 31, 2011 at 3.3 years.

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The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments including debt investments held for sale, as of December 31, 2011 were (dollar amounts in thousands):

	Carrying Value (1)		Allocation by Investment Type		Fixed Rate Average Yield		Floating Rate Average Spread over LIBOR (2)
	2011	2010	2011	2010	2011	2010	2011	2010
Whole loans, floating rate	$689,685	$659,095	63.8%	58.7%	-	-	331 bps	330 bps
Whole loans, fixed rate	202,209	132,268	18.7%	11.8%	8.35%	7.16%	-	-
Subordinate interests in whole loans, floating rate	25,352	75,066	2.3%	6.7%	-	-	575 bps	297 bps
Subordinate interests in whole loans, fixed rate	89,914	46,468	8.3%	4.1%	10.50%	6.01%	-	-
Mezzanine loans, floating rate	46,002	152,349	4.3%	13.5%	-	-	860 bps	754 bps
Mezzanine loans, fixed rate	23,847	48,828	2.2%	4.3%	10.34%	12.69%	-	-
Preferred equity, floating rate	3,615	5,224	0.3%	0.5%	-	-	234 bps	350 bps
Preferred equity, fixed rate	1,295	4,230	0.1%	0.4%	-	7.25%	-	-
Subtotal/ Weighted average	1,081,919	1,123,528	100.0%	100.0%	9.08%	8.09%	370 bps	400 bps
CMBS, floating rate	47,855	50,798	6.2%	5.1%	-	-	96 bps	394 bps
CMBS, fixed rate	727,957	954,369	93.8%	94.9%	8.22%	8.37%	-	-
Subtotal/ Weighted average	775,812	1,005,167	100.0%	100.0%	8.22%	8.37%	96 bps	394 bps
Total	$1,857,731	$2,128,695	100.0%	100.0%	8.48%	8.32%	354 bps	400 bps

(1)	Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses, impairments and other adjustments.

(2)	Spreads over an index other than 30 day-LIBOR have been adjusted to a LIBOR based equivalent. In some cases, LIBOR is floored, giving rise to higher current effective spreads.

At December 31, 2011, Gramercy Finance had three non-performing loans with an aggregate carrying value of $51.4 million, net of associated valuation allowances. At December 31, 2011, the Company had two whole loans with an aggregate carrying value of $44.6 million and one preferred equity investment with a carrying value of $1.3 million classified as sub-performing. At December 31, 2010, one first mortgage loan with a carrying value of $13.2 million and two mezzanine loans with an aggregate carrying value of $9.8 million were classified as sub-performing.

During the quarter ended December 31, 2011 the Company purchased approximately $56.6 million of fixed rate CMBS at an aggregate effective yield of 5.65%. All of the CMBS purchases were made within the Company’s CDOs.

Gramercy Realty

Gramercy Realty’s portfolio consists of 56 office buildings and bank branches, Gramercy Realty’s operating property portfolio as of December 31, 2011 and 2010 is summarized below:

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	Number of Properties		Rentable Square Feet		Occupancy
Properties	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Branches	41	571	261,732	3,689,190	28.9%	84.4%
Office Buildings	15	321	491,084	21,613,441	44.7%	82.3%
Land	-	2	-	-	-	-
Total	56	894	752,816	25,302,631	39.2%	82.6%

During 2011, the Company sought to extend or restructure the Goldman Mortgage Loan, which was collateralized by approximately 195 properties held by Gramercy Realty, and the Goldman Mezzanine Loans, which were collateralized by the equity interest in substantially all of the entities comprising the Company’s Gramercy Realty division, including its cash and cash equivalents. Subsequent to the final maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans, the Company entered into a series of short term extensions to provide additional time to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Goldman Mezzanine Loans and to explore an orderly transition of the collateral to the lenders if such discussions failed. On May 9, 2011, the Company announced that the scheduled maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans occurred without repayment and without an extension or restructuring of the loans by the lenders.

In September 2011, the Company entered into the Settlement Agreement, for an orderly transition of substantially all of Gramercy Realty’s assets to KBS, Gramercy Realty’s senior mezzanine lender, in full satisfaction of Gramercy Realty’s obligations with respect to the Goldman Mortgage Loan and the Goldman Mezzanine Loans, in exchange for a mutual release of claims among the Company and the mortgage and mezzanine lenders and, subject to certain termination provisions, the Company’s continued management of Gramercy Realty’s assets on behalf of KBS for a fixed fee plus incentive fees. On September 1, 2011 and December 1, 2011, the Company transferred to KBS or its affiliates, interests in entities owning 317 and 116, respectively, of the 867 Gramercy Realty properties that the Company agreed to transfer pursuant to the Settlement Agreement. The remaining ownership interests were transferred to KBS by December 15, 2011. The aggregate carrying value for the interests transferred to KBS was approximately $2.63 billion. The Company retained a portfolio of 56 buildings comprising 752,816 rentable square feet with an aggregate carrying value of approximately $40.0 million. In July 2011, the Company’s Dana portfolio, which consisted of 15 properties totaling approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure.

In September 2011, the Company entered into an asset management arrangement upon the terms and conditions set forth in the Settlement Agreement, or the Interim Management Agreement, to provide for the Company’s continued management of Gramercy Realty’s assets through December 31, 2013 for a fixed fee of $10.0 million annually, the reimbursement of certain costs and incentive fees equal to 10.0% of the excess of the equity value, if any, of the transferred collateral over $375.0 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Threshold Value Participation, and 12.5% of the excess equity value, if any, of the transferred collateral

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over $468.5 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Excess Value Participation. The minimum amount of the Threshold Value Participation equals $3.5 million. The Threshold Value Participation and the Excess Value Participation will be valued and paid following the earlier of December 31, 2013, subject to extension to no later than December 31, 2015, or the sale by KBS of at least 90% (by value) of the transferred collateral. Under the terms of the Interim Management Agreement, the Company does not forfeit its incentive fee rights unless the Company resigns as manager or is terminated as manager for cause and, with respect to the Excess Value Participation, in the event of a Failure to Agree Termination (as defined below). The Settlement Agreement obligates the parties to negotiate in good faith to replace the Interim Management Agreement with a more complete and definitive management services agreement on or before March 31, 2012 and provides that if the parties fail to complete a definitive agreement, the Interim Management Agreement will terminate by its terms on June 30, 2012, or a Failure to Agree Termination. The Company promptly commenced and continues to seek to negotiate a more complete and definitive agreement with KBS not later than March 31, 2012, but there can be no assurance a Failure to Agree Termination will not occur notwithstanding the Company’s efforts.

Subsequent to the execution of the Settlement Agreement, the business of Gramercy Realty has changed from being primarily an owner of commercial properties to being primarily a third-party manager of commercial properties. The scale of Gramercy Realty’s revenues has declined as a substantial portion of net revenues from property operations have been replaced with fee revenues of a substantially smaller scale. Additionally, as assets were transferred to KBS, the Company’s total assets and liabilities declined substantially.

Fee revenue for the Interim Management Agreement is included in other income on the Company’s Statement of Operations.

Gramercy Realty sold two properties for an aggregate sales price of approximately $1.48 million during the quarter, the proceeds of which were used to repay intercompany borrowings with the Company’s CDOs. Gramercy Realty made no acquisitions during the quarter.

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Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected not to pay a dividend on the Company’s common stock. The Company’s board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. As a result, the Company has accrued preferred stock dividends for over six quarters which pursuant to the terms of the Company’s charter, permitted the Series A preferred stockholders to elect an additional director to the board of directors. A special meeting of holders of the Series A Preferred Stock was held on January 17, 2012, at which the holders of the Series A Preferred Stock elected William H. Lenehan to serve on the Company's Board of Directors until the 2012 annual meeting of stockholders; provided, however, that his term will automatically terminate if and when all dividends in arrears and the then current quarterly dividend on the Series A Preferred Stock then outstanding are paid in full. The Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise.

Management

Robert R. Foley announced that he will be stepping down as Chief Operating Officer and Secretary effective March 16, 2012.

“Mr. Foley joined the Company at its inception, and has held several senior management positions and has been instrumental in Gramercy’s evolution,” said Chief Executive Officer Roger M. Cozzi. “On behalf of the board of directors and the entire organization, I thank Bob for his contributions and commitment to Gramercy. We wish him all the best in his future endeavors. Mr. Foley’s responsibilities will be distributed among the Company’s senior management team.”

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division focuses on third party property management of, and to a lesser extent, ownership and management of, commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

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Disclaimer

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 15 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

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Selected Financial Data
Gramercy Capital Corp.
Consolidated Statements of Operations
(Dollar amounts in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues
Rental revenue	$1,463	$1,783	$5,819	$4,986
Investment income	39,305	37,810	158,750	166,642
Operating expense reimbursements	650	524	2,180	2,077
Other income	8,090	4,840	44,461	9,892
Total revenues	49,508	44,957	211,210	183,597
Expenses
Property operating expenses
Real estate taxes	471	197	1,782	1,390
Utilities	544	523	2,164	1,673
Ground rent and leasehold obligations	231	813	800	778
Property and leasehold impairments	-	1,331	-	1,331
Direct billable expenses	5	2	8	21
Other property operating expenses	8,804	2,801	16,526	13,048
Total property operating expenses	10,055	5,667	21,280	18,241
Other-than-temporary impairment	21,181	18,120	52,679	37,453
Portion of impairment recognized in other comprehensive loss	(14,447)	-	(34,256)	-
Impairment on loans held for sale	-	-	-	2,000
Net impairment recognized in earnings	6,734	18,120	18,423	39,453
Interest expense	20,713	21,151	81,643	85,545
Depreciation and amortization	318	539	1,271	1,694
Management, general and administrative	12,451	9,203	35,987	33,293
Management fees	-	-	-	-
Impairment on business acquisition, net	-	-	-	2,722
Provision for loan loss	1,698	20,002	48,180	84,392
Total expenses	51,969	74,682	206,784	265,340
Income (loss) from continuing operations before equity in income (loss) from joint ventures, provisions for taxes and non-controlling interest	(2,461)	(29,725)	4,426	(81,743)
Equity in net income (loss) of joint ventures	31	32	121	(1,255)
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt and discontinued operations	(2,430)	(29,693)	4,547	(82,998)
Gain on extinguishment of debt	750	-	15,275	19,443
Provision for taxes	(490)	(842)	(563)	(966)
Net income (loss) from continuing operations	(2,170)	(30,535)	19,259	(64,521)
Net income (loss) from discontinued operations	12,695	(899,951)	29,872	(874,629)
Net loss from discontinued operations with a related party	-	(9,759)	-	(9,759)
Loss on sale of joint venture interests to a related party	-	(27,292)	-	(27,292)
Gain on settlement of debt	156,682	-	285,634	-
Net gains from disposals	176	140	2,712	2,658
Net income (loss) from discontinued operations	169,553	(936,862)	318,218	(909,022)
Net income (loss)	167,383	(967,397)	337,477	(973,543)
Net income attributable to non-controlling interest	-	(61)	-	(145)
Net income (loss) attributable to Gramercy Capital Corp.	167,383	(967,458)	337,477	(973,688)
Accrued preferred stock dividends	(1,792)	(1,790)	(7,162)	(8,798)
Excess of carrying amount of exchanged preferred stock over consideration paid	-	13,713	-	13,713
Net income (loss) available to common stockholders	$165,591	$(955,535)	$330,315	$(968,773)
Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(0.08)	$(0.37)	$0.24	$(1.19)
Net income (loss) from discontinued operations	3.36	(18.75)	6.34	(18.21)
Net income (loss) available to common stockholders	$3.28	$(19.12)	$6.58	$(19.40)
Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(0.08)	$(0.37)	$0.24	$(1.19)
Net income (loss) from discontinued operations	3.31	(18.75)	6.24	(18.21)
Net income (loss) available to common stockholders	$3.23	$(19.12)	$6.48	$(19.40)
Basic weighted average common shares outstanding	50,532,836	49,976,237	50,229,102	49,923,930
Diluted weighted average common shares and common share equivalents outstanding	51,281,689	49,976,237	50,990,163	49,923,930

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Gramercy Capital Corp.
Consolidated Balance Sheets
(Dollar amounts in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
Assets:
Real estate investments, at cost:
Land	$11,915	$608,455
Building and improvements	30,603	1,818,012
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(2,722)	(168,333)
Total real estate investments, net	60,114	2,278,452
Cash and cash equivalents	163,629	220,777
Restricted cash	93	128,806
Pledged government securities, net	-	92,918
Loans and other lending investments, net	828	1,512
Investment in joint ventures	496	3,650
Assets held for sale, net	32,834
Tenant and other receivables, net	2,829	44,788
Derivative instruments, at fair value	6	4
Acquired lease assets, net of accumulated amortization of $342 and $147,366	477	310,207
Deferred costs, net of accumulated amortization of $4,899 and $29,929	1,961	8,156
Other assets	4,141	15,210
Subtotal	267,408	3,104,480
Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	21,967	26,486
Building and improvements	4,205	18,970
Less: accumulated depreciation	(261)	(208)
Total real estate investments directly owned	25,911	45,248
Cash and cash equivalents	96	68
Restricted cash	34,122	116,591
Loans and other lending investments, net	1,081,091	1,122,016
Commercial mortgage-backed securities - available for sale	775,812	31,889
Commercial mortgage-backed securities - held to maturity	-	973,278
Assets held for sale, net	10,131	28,660
Derivative instruments, at fair value	913	1,632
Accrued interest	28,660	29,784
Acquired lease assets, net of accumulated amortization of $0 and $153	-	5,546
Deferred costs, net of accumulated amortization of $31,498 and $25,760	9,086	14,744
Other assets	25,100	18,057
Subtotal	1,990,922	2,387,513
Total assets	$2,258,330	$5,491,993

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Gramercy Capital Corp.
Consolidated Balance Sheets
(Dollar amounts in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
Liabilities and Equity:
Liabilities:
Mortgage notes payable	$-	$1,640,671
Mezzanine notes payable	-	549,713
Total secured and other debt	-	2,190,384
Accounts payable and accrued expenses	14,992	57,688
Dividends payable	23,276	16,114
Accrued interest payable	-	6,934
Deferred revenue	2,392	152,601
Below market lease liabilities, net of accumulated amortization of $1,189 and $223,256	1,905	691,592
Leasehold interests, net of accumulated amortization of $62 and $7,770	-	17,027
Liabilities related to assets held for sale	1,459	-
Other liabilities	627	734
Subtotal	44,651	3,133,074
Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,468,810	2,682,321
Total secured and other debt	2,468,810	2,682,321
Accounts payable and accrued expenses	4,554	1,438
Accrued interest payable	3,729	4,818
Deferred revenue	88	188
Below market lease liabilities, net of accumulated amortization of $0 and $26	-	1,556
Liabilities related to assets held for sale	249	531
Derivative instruments, at fair value	175,915	157,932
Other Liabilities	764	3,128
Subtotal	2,654,109	2,851,912
Total liabilities	2,698,760	5,984,986
Commitments and contingencies	-	-
Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 51,086,2666 and 49,984,559 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at December 31, 2011 and 2010, respectively	85,235	85,235
Additional paid-in-capital	1,080,600	1,078,198
Accumulated other comprehensive loss	(440,939)	(160,785)
Accumulated deficit	(1,166,279)	(1,496,594)
Total Gramercy Capital Corp. stockholders' equity	(441,333)	(493,896)
Non-controlling interest	903	903
Total equity	(440,430)	(492,993)
Total liabilities and equity	$2,258,330	$5,491,993

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Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income (loss) available to common stockholders	$165,591	$(955,535)	$330,315	$(968,773)
Add:
Depreciation and amortization	11,353	29,004	70,215	115,051
FFO adjustments for unconsolidated joint ventures	290	1,096	3,219	4,347
Non-real estate depreciation and amortization	14	923,523	1,296	923,885
Less:
Non real estate depreciation and amortization	(1,587)	(1,886)	(7,044)	(7,925)
Gain on sale of real estate	(176)	(219)	(2,713)	(13,302)
Funds from operations	$175,485	$(4,017)	$395,288	$53,283
Funds from operations per share - basic	$3.47	$(0.08)	$7.87	$1.07
Funds from operations per share - diluted	$3.42	$(0.08)	$7.75	$1.07

Funds from Operations

FFO is a non-GAAP financial measure. The Company presents FFO because it considers FFO an important supplemental measure of the Company's operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO as one of several criteria to determine performance-based incentive compensation for members of the Company's senior management, which may be payable in cash or equity awards. The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment writedowns of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's financial performance, or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it entirely indicative of funds available to fund the Company's cash needs, including the Company's ability to make cash distributions. The Company's calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

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